October 27, 2005

Via US Mail and Facsimile

Mr. Robert Hipple
Chief Financial Officer
Neptune Industries, Inc.
2234 N. Federal Highway, Suite 372
Boca Raton, FL 33431

RE: Neptune Industries, Inc.
    File No. 000-32691
    Form 10-KSB for the year ended June 30, 2005


Dear Mr. Hipple:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


								Sincerely,



								Michael Fay
                                                                Branch Chief